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EXHIBIT 99.1

Phase III Trial of Progesterone for the Prevention of Preterm Birth in Women with a Previous Preterm Birth Earlier than 35 Weeks Does Not Meet Endpoints

Management to Hold Investor Conference Call at 8:30 am ET Monday

LIVINGSTON, NJ – February 4, 2007 - Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced its Phase III clinical trial of progesterone for the prevention of preterm birth in women with a previous preterm birth earlier than 35 weeks gestation did not achieve any reduction in the incidence of preterm birth at week 32, the primary endpoint, or at weeks 28, 35 and 37, secondary endpoints of the study.

Of the 611 evaluable patients in this randomized, placebo-controlled, double blind clinical trial, 302 received placebo and 309 received PROCHIEVE® 8% (progesterone gel). The mean gestational age at delivery was approximately 37 weeks in both the active and placebo groups following treatment, an improvement from a mean of 30 weeks in the previous preterm birth for both groups. Over 60 percent of evaluable patients had a previous preterm birth at or below 32 weeks gestation; prior studies of progestins to prevent preterm birth were comprised mainly of patients with prior preterm births at 34 weeks or greater.

The incidence and profile of adverse events in patients receiving PROCHIEVE 8% was similar to placebo, which was as expected given the product’s documented safety history.

The Company is conducting detailed analyses of the study data, and intends to report the results of this trial in more detail at appropriate scientific venues.

“These study results are extremely disappointing. Despite solid evidence in this and other studies that PROCHIEVE 8% effectively delivers progesterone to the uterus, there was no difference in the reduction of preterm birth incidence in patients with a previous preterm birth earlier than 35 weeks and treated with progesterone versus placebo at any endpoint,” said Robert S. Mills, president and chief executive officer of Columbia Laboratories.

“Although disappointed by these results, we have managed our resources carefully so that Columbia is in a strong position to build our existing infertility business. With our December 2006 acquisition of the U.S. marketing rights to CRINONE® progesterone gel, we are now able to address both of our key infertility audiences, the reproductive endocrinologists and the obstetricians and gynecologists, with the only progestin FDA-approved for use in infertility and for use during the first trimester of pregnancy. We also intend to continue to leverage our bioadhesive drug delivery system for proprietary and third-party opportunities, including our Phase II lidocaine candidate for the prevention and relief of dysmenorrhea,” concluded Mills.

Conference Call

Management will host a conference call to discuss the study results on Monday, February 5, 2007 at 8:30 AM ET at (800) 565-5442 or (913) 312-1298 and online at www.cbrxir.com, under "Events."

Phase III Trial of Progesterone for the Prevention of Preterm Birth in Women with a Previous Preterm Birth Earlier than 35 Weeks Does Not Meet Endpoints
February 4, 2007

The teleconference replay will be available two hours after completion of the call through Friday, February 9, 2007 at (888) 203-1112 or (719) 457-0820, passcode 8491341. The archived webcast will be available for one year on the Company’s investor website, www.cbrxir.com, under "Events."

About PROCHIEVE 8%

PROCHIEVE® 8% (progesterone gel) is FDA-approved for progesterone supplementation or replacement as part of Assisted Reproductive Technology (ART) treatment for infertile women with progesterone deficiency and for the treatment of secondary amenorrhea. Several trials showing these benefits have been published. PROCHIEVE 8% is safe for use during pregnancy, and has been safely used by tens of thousands of women globally to help sustain pregnancy at the early stages for almost ten years.

The most common side effects of PROCHIEVE 8% include breast enlargement, constipation, somnolence, nausea, headache, and perineal pain. PROCHIEVE 8% is contraindicated in patients with active thrombophlebitis or thromboembolic disorders, or a history of hormone-associated thrombophlebitis or thromboembolic disorders, missed abortion, undiagnosed vaginal bleeding, liver dysfunction or disease, and known or suspected malignancy of the breast or genital organs.

For more information, please visit www.prochieve8.com.

About Columbia Laboratories

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of reproductive healthcare and endocrinology products that use its novel bioadhesive drug delivery technology. Columbia markets CRINONE® 8% (progesterone gel) and PROCHIEVE® 8% (progesterone gel) in the United States for progesterone supplementation as part of Assisted Reproductive Technology treatment for infertile women with progesterone deficiency, and PROCHIEVE 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, which statements are indicated by the words “will,” “plan,” “expect” and similar expressions. Such forward-looking statements are subject to certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel), PROCHIEVE® 8%(progesterone gel), PROCHIEVE 4% (progesterone gel), and STRIANT® (testosterone buccal tablet) in the U.S.; the timely and successful development of new products; the timely and successful completion of clinical studies; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

CRINONE®, PROCHIEVE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

Company Contact:	Investor and Media Contact:
James A. Meer	Melody A. Carey,
Senior Vice President, CFO & Treasurer	Co-President, Rx Communications, LLC
(973) 486-8860	(917) 322-2571

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